EXHIBIT 99


Company Press Release

MDU Resources Announces Stock Repurchase

BISMARCK, N.D.--(BUSINESS WIRE)--Jan. 28, 2000--MDU Resources Group, Inc. (NYSE:MDU - news) announced today its Board of Directors authorized a stock repurchase program. In approving the program, the Board authorized a repurchase of up to 1 million shares of the company's outstanding common stock. Timing of purchases will be dictated by market conditions.

All shares repurchased would be retired and resume the status of authorized and unissued shares. Funds for the program will come from long or short-term debt securities, from internally generated funds, or other sources that become available from time to time. The program will terminate on or prior to December 31, 2001, unless extended by the Board of Directors or Finance Committee of the Board.

MDU Resources Group, Inc. is a multidimensional natural resource company comprised of construction materials and mining operations; oil and natural gas acquisition, exploration and production activities; an electric and natural gas utility; a natural gas transmission and energy marketing company; and utility services companies. For more information about MDU Resources, see the company's web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

Contact:

         MDU Resources, Bismarck
         Lester H. Loble, II
         Vice President, General Counsel and Secretary
         701-222-7880